Exhibit 10.17

MATCHING AWARD UNDER THE

KRISPY KREME HOLDINGS, INC.

EXECUTIVE OWNERSHIP PLAN

RESTRICTED STOCK UNIT GRANT

NOTICE

Krispy Kreme Holdings, Inc. (the “Company”), pursuant to its Executive Ownership Plan (the “Plan”), hereby awards you this award of Restricted Stock Units for the number of shares of common stock of the Company set forth below (the “Matching Award”). The Matching Award is subject to all of the terms and conditions forth herein and in the Plan and the Matching Stock Unit Award Terms and Conditions (the “Terms and Conditions”), each of which is attached hereto and incorporated herein in its entirety. This Grant Notice provides a brief summary of certain key terms related to your Matching Award. A more detailed explanation of the terms and conditions applicable to this grant is contained in the Terms and Conditions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Terms and Conditions. In the event of any conflict between the terms in this Grant Notice or the Terms and Conditions and the Plan, the terms of the Plan shall control.

Participant:
Grant Date:
Number of Shares Subject to Award:

Vesting Schedule:	Subject to your continued Service with the Company or its Affiliates, the Restricted Stock Units awarded hereby will vest in full on the 54-month anniversary of the Grant Date specified above. The Restricted Stock Units may also vest upon the occurrence of certain earlier events as specified in the Terms and Conditions. Except to the extent otherwise expressly provided in the Terms and Conditions (such as in the event of your death), if your Service ceases prior to the date the Restricted Stock Units vest, such Restricted Stock Units will be forfeited without payment of any consideration.

Issuance of Shares:	The Shares underlying any vested Restricted Stock Units will be issued at the time specified in the Terms and Conditions, usually shortly following the next date following the vesting as of which the value of the Shares is determined by an independent appraiser. The Shares issued will not be transferable, except in the circumstances and subject to the restrictions and limitations set forth in the Terms and Conditions.

Liquidity Rights, Required Sale of Shares:	The Terms and Conditions provide you with contractual rights to sell your vested Shares to the Company (or, in certain instances, third parties) at the values determined in accordance with the Plan and the Terms and Conditions, and affords the Company certain rights to repurchase your vested Shares following your termination of Service.

Payment of Taxes:	Upon the delivery of Shares in settlement of vested Restricted Stock Units, you will have ordinary income equal to the Fair Market Value of the Shares received, and will be required to satisfy any applicable Withholding Tax due with respect thereto. You may elect to satisfy this Withholding Tax in several ways, including having the Company retain some of the Shares that would otherwise be issuable to you in settlement of the vested Restricted Stock Units. If the Company withholds Shares to satisfy the applicable Tax Withholding, only the minimum amount required to be withheld at law will be withheld unless full withholding can be effected without adverse financial accounting consequences to the Company. Thus, you may still have to pay estimated taxes or the balance of the tax in cash to the applicable tax authority.

Acceptance of Award:	To accept this Matching Award, you must execute and return the Irrevocable Proxy included with this notice within 30 days of the date of your receipt of this Matching Award. You may elect to affirmatively decline the award made hereby by completing the attached Declination Notice. This Grant Notice, the Terms and Conditions, the Irrevocable Proxy and the Plan set forth the entire understanding between you as a Participant and the Company regarding this Matching Award and supersede all prior oral and written agreements on that subject.

ATTACHMENTS:	Matching Stock Unit Award Terms and Conditions Krispy Kreme Holdings, Inc. Executive Ownership Plan Declination Notice Irrevocable Proxy

Matching Stock Unit Award Terms and Conditions

[attached]

Krispy Kreme Holdings, Inc. Executive Ownership Plan

[attached]

Declination Notice

[attached]

Declination Notice

If you wish to decline the grant of the Restricted Stock Units granted to you pursuant to the Krispy Kreme Holdings, Inc. Executive Ownership Plan, you must complete and return this form to the Company on or before the date that is 30 days after the date of the Grant Notice by which such award was confirmed, either by facsimile to the number specified below or by certified mail with return receipt to the address set forth below.

Krispy Kreme Holdings, Inc.

c/o Krispy Kreme Doughnut Corporation

2116 Hawkins Street

Charlotte, NC 28203

Attn: Will Foster

If you deliver this Declination Notice by facsimile, it shall not be effective unless and until you receive confirmation of receipt from the Company.

I hereby decline the grant of the Restricted Stock Units awarded to me granted to under the terms of the Krispy Kreme Holdings, Inc. Executive Ownership Plan by Notice of Grant dated October 3, 2018.

Print Name:

Signed

Dated

Irrevocable Proxy Agreement

[attached]

Irrevocable Proxy Agreement

As a condition to your receiving an Matching Award pursuant to the Krispy Kreme Holdings, Inc. Executive Ownership Plan (the “Plan”), you must execute this Irrevocable Proxy Agreement (the “Agreement”).

By entering into this Agreement, in the event that you receive any Shares pursuant to the settlement of Restricted Stock Units, you hereby irrevocably grant a proxy to, and appoint as your proxy and attorney-in-fact (with full power of substitution), the persons from time to time serving as the principal financial officer and as the principal legal officer of Krispy Kreme Holdings, Inc. (the “Designated Officers”), for and in your name, place and stead, to vote or act by unanimous written consent with respect to any Shares that you may from time to time receive pursuant to the settlement of Restricted Stock Units. You also agree that the Designated Officers may delegate the authority conveyed hereby to vote such Shares to such other officer(s), employee(s) or agent(s) of the majority owner of the Company (the “Parent”) or any of its affiliates as the Designated Officers may specify from time to time. In addition, if at any time prior to an Underwritten Offering, the Parent transfers a controlling interest in the Shares to any third party (including Shares transferred involuntarily by enforcement of any pledge of Shares to secure the obligations of the Parent) (a “Transferee”), this Irrevocable Proxy shall be deemed assigned to, and granted by you to, such person(s) as the Transferee shall designate from time to time.

You hereby affirm that the proxy set forth in this Agreement is irrevocable. This proxy will continue in effect, and be valid, until the consummation of an Underwritten Offering or the last date otherwise permitted by law. Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

Name:
Date: